Exhibit 10.5

January 2, 2014

Paul Iacono

10401 Santa Elise

Cypress, CA 90630

RE: Continued Employment Agreement

Dear Paul:

This letter shall confirm the terms of your continued employment with Boot Barn, Inc. (the “Company”).  The terms of this agreement shall take effect on January 6, 2014.

Previous Agreement: The parties agree that the Employment Agreement between the Company and you, effective December 12, 2011 (the “Previous Agreement”) has been terminated effective December 12, 2013 and is of no further force or effect except for the Continuing Obligations (defined therein).

Duties: You will continue to serve as the Chief Financial Officer of the Company, reporting to the President and Chief Executive Officer (“CEO”).  You will continue to have such duties consistent with your position and as assigned to you from time to time by the Company.  You agree to devote your full business time attention and energies to, and perform faithfully, professionally and to the best of your ability, the duties and responsibilities of your position.

Base Salary/Bonus:  You will receive an annual salary of $261,363.00, less applicable deductions.  You will continue to be eligible to participate in the Company’s key bonus plan pursuant to the terms, targets and goals (e.g., achieving revenue targets, etc.) established by the Board of Directors from time to time. You will continue to be eligible to earn a target bonus of 50% of your base salary, payable in accordance with the Company’s bonus program and provided you are employed in good standing on the last day of the fiscal year to which the bonus relates except as stated herein.

Equity:  You will continue to be eligible to participate in the WW Top Investment Corporation 2011 Equity Incentive Plan pursuant to the terms and conditions of the plan as amended from time to time.

Benefits:  You will continue to accrue four weeks of paid time off (“PTO”) each year with a PTO cap of eight weeks (provided that any PTO accrued pursuant to the Previous Agreement will be credited against your four week annual accrual). You also remain eligible to participate in the Company’s benefit plans and programs subject to the terms and conditions of such plan or program in force from time to time.

Employment Policies and Confidential Information: You will comply with the Company’s standard policies and work rules, including as set forth in the Employee Handbook as amended from time to time. As a condition of your continued employment, you also must sign, return and comply with the Company’s Confidential and Proprietary Information Agreement (“Confidential Information Agreement”).

At Will Employment: Your employment with the Company is “at will.” This means that either the Company or you may terminate your employment at any time, with or without cause and with or without prior notice.  The Company may also change your job duties, title, reporting level, location, compensation and benefits, as well as the Company’s personnel policies, prospectively, at any time its sole discretion, subject to the terms of this agreement.

Severance: In the event your employment terminates by the Company without Cause (as defined herein), by you for Good Reason (as defined herein) or due to your death or Disability (as defined herein), the Company will pay you the Severance Payment and the Bonus Payment each as defined herein, provided that you (or in the case of your death, your estate) timely sign and not revoke (if applicable) a general release of all claims against the Company and its parents, affiliates and subsidiaries in a form provided to you by the Company (the “Release”) within sixty (60) days of the termination date.

“Bonus Payment” as used herein shall mean a prorated bonus based on the bonus you would have been paid for the fiscal year to which the bonus relates had you remain employed through the last day of the fiscal year to which the bonus relates, and calculated by multiplying the bonus by a fraction, the numerator of which is the number of days in the fiscal year which you were employed and the denominator of which is 365, payable in accordance with the Company’s bonus program and provided the Release is irrevocable as of such payment date.

“Cause” as used herein shall mean: (i) your refusal or failure to substantially perform the duties of your position or follow the reasonable instructions of the Company or the Board; (ii) your failure to comply in any material respect with any written policies or procedures of the Company or the Board (including, but not limited to, the Company’s drug policy, policies prohibiting discrimination and harassment, etc.); (iii) your engagement in any act of theft, fraud, embezzlement, willful misfeasance, falsification of Company documents, misappropriation of funds or other assets of the Company, or committing any act which is materially damaging to the goodwill, business or reputation of the Company; (iv) your conviction or pleading guilty or nolo contendere to any felony or crime involving moral turpitude; or (v) your material breach of your obligations to the Company or the Confidential Information Agreement.

“Disability” as used herein shall mean your inability due to mental or physical incapacity to perform the essential functions of your job duties, with or without reasonable accommodation, for 90 consecutive days or 120 non-consecutive days in any 12 month period.

“Good Reason” as used herein shall mean the occurrence of any of the following events without your consent: (i) any material diminution in your base salary, other than a diminution that was in conjunction with a salary reduction program for similarly situated employees of the Company or its affiliates; (ii) any material and continuing diminution in your authority or responsibilities; (iii) changing the geographic location at which you provide services to the Company to a location more than thirty-five (35) miles from the then existing location and further from your residence; or (iv) requiring you to report to someone other than the CEO.

“Severance Payment” as used herein shall mean (i) in the case of termination by the Company without Cause or resignation by you for Good Reason, the Company agrees to continue to pay you your base salary in effect on the termination date for a period of nine months from the termination date, and (ii) in the case of termination due to your death or Disability (defined herein), the Company agrees to continue to pay you your base salary in effect on the termination date for a period of three months from the termination date. The Severance Payment shall be paid as salary continuation payments in accordance with the Company’s normal payroll practices, the first installment of which shall be paid to you on the first regular payroll period following the sixtieth (60th) after the termination date (and will include any severance installment that would have otherwise been paid during the period following the termination date through the date of the first installment) provided the Release is irrevocable as of such date.

You shall not be entitled to any severance, bonus or other post-termination benefits (other than as mandated by law) if the Company terminates your employment for Cause or you resign for any reason that does not constitute Good Reason.  Upon termination of your employment, however caused, your position(s) as a director or officer of any parent, affiliate or subsidiary of the Company shall automatically terminate.

Entire Agreement:   You confirm that no promises or statements that are contrary to the terms of this agreement, including our at-will relationship, have been made to you by any Company representative.  This agreement (together with the Confidential Information Agreement) contains our complete agreement regarding the terms and conditions of your continued employment with the Company and supersedes all prior and contemporaneous agreements relating to the subject matter herein, including specifically the Previous Agreement (except for your Continuing Obligations as defined therein).

For avoidance of doubt, nothing in this agreement or the referenced Confidential Information Agreement shall in any way impact, supersede or affect any provision contained in or your obligations under the Agreement and Plan of Merger (the “Merger Agreement”), dated November 23, 2011, among Boot Barn Holding Corporation (“BBHC”), WW Top Investment Corporation (“Topco”), WW Holding Corporation (“Holdco”), WW Acquisition Corporation (“Merger Sub”) and Marwit Investment Management, LLC or any agreements or documents entered into in connection with the transactions contemplated by the Merger Agreement, including, without limitation; (i) the Support Agreement dated November 23, 2011, among Topco, Holdco, Merger Sub, BBHC and Iacono; (ii) the Holder Letter, dated December 2, 2011 between Iacono and Holdco; (iii) the Transaction Bonus Plan Letter and Release between Iacono and BBHC; (iv) the Stockholders Agreement among FS Equity Partners VI, L.P., FS Affiliates VI, L.P. and the other parties thereto, dated December 12, 2011, as amended; and (v) the Share Exchange Agreement, dated December 12, 2011, among BBHC, Topco, Iacono and the other parties thereto.

If the terms of your employment set forth herein are acceptable to you, please sign this letter and return the additional copy to me. On behalf of Boot Barn, Inc., we look forward to continuing to work with you.

Regards,

/s/ James G. Conroy
James G. Conroy
President and Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Paul Iacono
Paul Iacono	Date: 1/2/2014